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Exhibit 21

VALIDUS HOLDINGS, LTD. SUBSIDIARIES	%*	JURISDICTION
Validus Holdings, Ltd.		Bermuda
Underwriting Risk Services Holdings (Bermuda) Ltd.		Bermuda
Validus Reinsurance, Ltd.		Bermuda
Validus Amalgamation Subsidiary Ltd.		Bermuda
Validus Underwriting Services, Ltd.		Bermuda
Validus Re Europe Limited		Ireland
Validus Re Chile S.A.	99%	Chile
Underwriting Risk Services S.A.	99%	Chile
Validus Specialty, Inc.		Delaware
Validus Reaseguros, Inc.		Florida
Validus Services, Inc.		Delaware
Validus Re Americas, Ltd.		Bermuda
AlphaCat Re 2011, Ltd.	22.3%	Bermuda
Pac Re, Ltd.		Bermuda
Validus Research, Inc.		Ontario
Validus America, Inc.		Delaware
Validus Ventures Ltd.		Bermuda
Validus Managers Ltd.		Bermuda
AlphaCat High Return Fund Ltd.		Bermuda
AlphaCat Reinsurance Ltd.	50%	Bermuda
AlphaCat Master Fund Ltd.	50%	Bermuda
AlphaCat Fund Ltd.		Bermuda
AlphaCat Reinsurance Ltd.	50%	Bermuda
AlphaCat Master Fund Ltd.	50%	Bermuda
Talbot Holdings Ltd.		Bermuda
Talbot 2002 Underwriting Capital Ltd.		UK
Talbot Insurance (Bermuda) Ltd.		Bermuda
Talbot Underwriting Holdings Ltd.		UK
Talbot Underwriting Ltd.		UK
Talbot Risk Services Pte Ltd.		Singapore
Underwriting Risk Services (Middle East) Ltd.	50%	Dubai
Underwriting Risk Services, Inc.		Delaware
Talbot Underwriting Services Ltd.		UK
Underwriting Risk Services Ltd.		UK

*
100% unless otherwise indicated

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  Exhibit 21